Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: February 14, 2019

Mangrove Coast Investment Limited

By:	/s/ Yue Tang
Name: Yue Tang
Title: Director

RHONE TRUSTEES (BAHAMAS) LTD. AS TRUSTEE OF THE MANGROVE COAST TRUST

By:	/s/ Melinda Cartwright, Kimberly Strachan
Name: Melinda Cartwright, Kimberly Strachan
Title: Directors

Yue Tang

By:	/s/ Yue Tang
Name: Yue Tang